UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 11, 2010

Pizza Inn, Inc.

(Exact name of registrant as specified in its charter)

Missouri	0-12919	47-0654575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3551 Plano Parkway, The Colony, Texas 75056
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (469) 384-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On January 11, 2010, Pizza Inn, Inc. (the “Company”) entered into a Loan Agreement with Amegy Bank National Association (“Amegy”) providing for a $2.0 million revolving credit facility (with a $250 thousand letter of credit subfacility) and a $1.0 million term loan facility.

The Company may borrow, repay and reborrow under the revolving credit facility through January 11, 2013, at which time all amounts outstanding under the revolving credit facility mature. Availability under the revolving credit facility is limited by advance rates on eligible inventory and accounts receivable, and the Company is required to maintain a zero balance on the revolving credit facility for at least 30 consecutive days each year. Interest on indebtedness from time to time outstanding under the revolving credit facility is computed at Amegy’s prime rate and is payable monthly. A quarterly commitment fee of 0.25% is payable on the average unused portion of the revolving credit facility.

Through January 11, 2011, Amegy has agreed to make up to four term loans under the term facility. Advances for such term loans are limited by a percentage of the costs of equipment and leasehold improvements for new restaurant locations of the Company and may not be reborrowed after repayment. Interest only is payable monthly on each term loan for up to 120 days after the initial advance. Thereafter, each term loan is payable in 36 equal monthly installments of principal plus accrued interest. Interest on each term loan accrues at Amegy’s prime rate plus 1% or, at the Company’s option, a fixed rate determined by Amegy. A fee of 0.5% of the total term loan facility was paid at closing.

The obligations of the Company under the Loan Agreement are secured by a pledge of substantially all of the assets of the Company and its subsidiaries including, but not limited to, accounts receivable, inventory and equipment. The Loan Agreement contains various affirmative covenants which, among other things, require the Company to provide Amegy with certain financial statements, compliance statements, reports and other information. The Loan Agreement also contains various negative covenants which, among other things, require the Company to maintain certain financial ratios and restrict the ability of the Company to engage in certain activities. If an event of default occurs under the Loan Agreement, Amegy may terminate all commitments under the credit facilities and declare all unpaid principal, interest and other amounts owing under the credit facilities to be immediately due and payable.

The description of the credit facilities set forth above is qualified in its entirety by reference to the Loan Agreement filed as an exhibit to this Current Report on Form 8-K and incorporated herein by this reference.

Item 1.02     Termination of a Material Definitive Agreement

On January 12, 2010, the Company terminated its Financing Agreement with The CIT Group / Commercial Services, Inc. (“CIT”) originally entered into on January 23, 2007. Termination was effected by the Company repaying all amounts owing to CIT under the Financing Agreement in connection with the execution of and initial funding under the Company’s new credit facilities with Amegy. (See, Item 1.01 above.) The Company did not incur any material penalties in connection with the termination of the Financing Agreement with CIT.

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 is incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

10.1     Loan Agreement dated January 11, 2010, between Pizza Inn, Inc. and Amegy Bank National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIZZA INN, INC.

Date: January 15, 2010	By:	/s/ Charles R. Morrison
Charles R. Morrison, President
and Chief Executive Officer